SECURITIES & EXCHANGE COMMISSION

                  WASHINGTON, D.C.

                     FORM 8-K


                   CURRENT REPORT
      Pursuant to Section 13 or 15(d) of the
          Securities Exchange Act of 1934

          Date of Report:  March 1, 2004


            VILLAGE SUPER MARKET, INC.
(Exact name of Registrant as specified in its charter)

New Jersey                       0-2633          22-1576170
(State or Other jurisdiction    (Commission      I.R.S. Employer
 of incorporation)               File Number)    Identification No.)

               733 Mountain Avenue
          Springfield, New Jersey 07081
     (Address of principal executive offices)

  Registrant's telephone number, including area code:
                  (973) 467-2200


Item 7.  Financial Statements and Exhibits

     (a)       None
     (b)       None
     (c)       Exhibits:

     Exhibit No.              Description

     99.1                     Press release issued by the
                              registrant, dated March 1,2004

Item 12.  Results of Operations and Financial Condition.

     On March 1,2004, Village Super Market, Inc. issued a press release announcing its consolidated financial results for the second quarter ended January 24,2004. The press release appearing in Exhibit 99.1 is not filed but is furnished in accordance with
Item 12 of Form 8-K.



SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              VILLAGE SUPER MARKET, INC.


                              By:  s/s Kevin Begley
                              Name:    Kevin Begley
                              Title:   Chief Financial Officer

Exhibit 99.1

                     VILLAGE SUPER MARKET, INC.
        REPORTS RESULTS FOR THE QUARTER AND SIX MONTHS ENDED
                          JANUARY 24, 2004

Contact:         Kevin Begley, CFO
                 (973) 467-2200  Ext. 220

           Springfield, New Jersey - March 1, 2004 - Village Super Market, Inc. (NSD-VLGEA) today reported sales and net income for the second quarter ended January 24, 2004.

	Net income was $3,651,000 ($1.16 per diluted share) in the second quarter of fiscal 2004, a decrease of 10% from the second quarter of the prior year. Results for the second quarter of fiscal 2003 included $967,000 (after-tax) of income received from two partnerships. Excluding this partnership income, net income in the second quarter of fiscal 2004 increased 19% from the second quarter of fiscal 2003. Net income in the second quarter of fiscal 2004 increased primarily due to strong sales growth, increased gross profit percentages and lower interest expense, partially offset by higher operating expense percentages.

	Sales were $242,209,000 in the second quarter of fiscal 2004. Total sales and same store sales both increased 3.5% compared to the second quarter of the prior year. Sales increased due to continued improvement in the two stores opened in fiscal 2002 and increased sales in stores remodeled in fiscal 2003. In addition, sales in the second quarter of fiscal 2004 benefited from comparison to a year ago period that included the impact of a substantial number of store openings by competitors, higher levels of promotional activity and a softer economy.

	Net income for the six-month period of fiscal 2004 was $6,170,000 ($1.96 per diluted share), a decrease of 5% from the prior year. Excluding the income received from the partnership described above, net income increased 12% in the six-month period. Sales for the six-month period of fiscal 2004 were $468,943,000, an increase of 4.1% from the prior year.

	Village Super Market operates a chain of 23 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.

	All statements, other than statements of historical fact, included in this Press Release are or may be considered forward-looking statements within the meaning of federal securities law. The Company cautions the reader that there is no assurance that actual results or business conditions will not differ materially from future results, whether expressed, suggested or implied by such forward-looking statements. The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof. The following are among the principal factors that could cause actual results to differ from the forward-looking statements: local economic conditions; competitive pressures from the Company's operating environment; the ability of the Company to maintain and improve its sales and margins; the ability to attract and retain qualified associates; the availability of new store locations; the availability of capital; the liquidity of the Company on a cash flow basis; the success of operating initiatives; consumer spending patterns; increased cost of goods sold, including increased costs from the Company's principal supplier, Wakefern; results of ongoing litigation; the results of union contract negotiations; competitive store openings; the rate of return on pension assets; and other factors detailed herein and in the Company's filings with the SEC.






                              VILLAGE SUPER MARKET, INC.
                      CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                    (Dollars in Thousands Except Per Share Amounts)
                                     (Unaudited)


                       13 Wks. Ended     13 Wks. Ended     26 Wks. Ended     26 Wks. Ended
                       Jan. 24, 2004     Jan. 25, 2003     Jan. 24, 2004     Jan. 25, 2003

Sales                  $   242,209       $   233,911       $   468,943       $   450,449

Cost of sales              180,104           176,020           349,690           338,525
                        ----------        ----------        ----------        ----------
Gross profit                62,105            57,891           119,253           111,924

Operating and
 administrative
 expense                    52,865            49,650           102,907            96,591

Depreciation and
 amortization                2,263             2,256             4,479             4,459
                        ----------        ----------        ----------        ----------
Operating income             6,977             5,985            11,867            10,874

Interest expense, net          592               844             1,213             1,623

Income from
partnerships                ------             1,639            ------             1,639
                        ----------        ----------        ----------        ----------
Income before
 income taxes                6,385             6,780            10,654            10,890

Income taxes                 2,734             2,740             4,484             4,400
                        ----------        ----------        ----------        ----------


Net income             $     3,651       $     4,040       $     6,170        $    6,490
                        ==========        ==========        ==========         =========
Net income
 per share:

  Basic	               $      1.18       $      1.31       $      2.00        $     2.11
  Diluted              $      1.16       $      1.28       $      1.96        $     2.06

Gross profit as a
 % of sales                   25.6%             24.7%             25.4%	            24.8%

Operating and admin.
 expense as a
 % of sales                   21.8%             21.2%             21.9%	            21.4%
